UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 17, 2014

WEATHERFORD INTERNATIONAL LTD.
(Exact name of registrant as specified in its charter)

Switzerland	001-34258	98-0606750
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

4-6 Rue Jean-François Bartholoni, 1204 Geneva, Switzerland	Not Applicable
(Address of principal executive offices)	(Zip Code)

 Registrant’s telephone number, including area code: +41.22.816.1500

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 7.01    Regulation FD Disclosure.

On January 17, 2014, the U.S. District Court for the Southern District of Texas approved the settlement agreements between Weatherford International Ltd. (“Weatherford”) and certain of its subsidiaries and the U.S. Department of Justice. These agreements, along with the settlement agreements that Weatherford and certain of its subsidiaries entered into with the U.S. Departments of Commerce and Treasury on November 26, 2013, and the settlement agreement that Weatherford entered into with the U.S. Securities and Exchange Commission, which the U.S. District Court for the Southern District of Texas entered on December 20, 2013, collectively resolve investigations for prior alleged violations by Weatherford and certain of its subsidiaries of certain trade sanctions laws, Weatherford’s and certain of its subsidiaries’ actions relating to the Iraq oil-for-food program, and Weatherford’s and certain of its subsidiaries’ non-compliance with the Foreign Corrupt Practices Act. No material changes to the agreements were made and the terms of the settlement and Court’s orders are consistent with Weatherford’s prior public disclosure regarding these matters.

Approximately $65.6 million of the total amounts due under the settlement agreements were paid in January 2014 and the remaining $187.2 million will be paid pursuant to the terms of the settlement agreements in January and February of 2014 by Weatherford and its subsidiaries.

The information contained in this Item 7.01 is deemed to be “furnished” and shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities of that section, nor shall it be deemed incorporated by reference in any filing under the Securities Act of 1933, as amended, or the Exchange Act, except as expressly set forth by specific reference in such a filing.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

WEATHERFORD INTERNATIONAL LTD.
Date: January 17, 2014
/s/ Alejandro Cestero
Alejandro Cestero
Vice President, Co-General Counsel and Corporate Secretary